Exhibit 99.1

CRISPR Therapeutics Announces Departure of Board Member

ZUG, Switzerland and Boston, Mass., March 29, 2023 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced that Brad Bolzon, Ph.D., Chairman and Managing Director of Versant Ventures, is stepping down from the Board of Directors after nearly a decade of service.

“From the very beginning, Brad has been instrumental in defining the vision and strategy for CRISPR Therapeutics and has guided the company through many stages of development,” said Rodger Novak, M.D., President and Chairman of the Board of CRISPR Therapeutics. “It has been a pleasure working with him and I would personally like to thank Brad for his ongoing support.”

“Brad has made immeasurable contributions to the company since its founding and has been a driving force behind the company’s success,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “His extensive experience and strategic insights have been critical in establishing CRISPR Therapeutics as a pre-eminent gene editing company, and more importantly, in bringing life-saving medicines to patients. I am personally grateful for his counsel, and on behalf of our Board of Directors and the management team, I would like to thank him for his years of service on the Board.”

“I am very proud of this leadership team’s many accomplishments over the past decade,” said Dr. Bolzon. “CRISPR Therapeutics exemplifies what life science venture capitalists strive for -- generating significant value for all shareholders and, most importantly, pioneering the next generation of medicines to help those patients most in need. I wish management and the board further success on this journey and have the utmost confidence that they will continue to execute at the highest level.”

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic partnerships with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California, and business offices in London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR THERAPEUTICS® word mark and design logo are registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:

Susan Kim

+1-617-315-4600

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com